Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Names Raj K. Agrawal

Executive Vice President and Chief Financial Officer

ENGLEWOOD, Colo. – July 15, 2014 – The Western Union Company (NYSE: WU), a leader in global payment services, today announced, following an extensive global search, the appointment of Raj K. Agrawal as Executive Vice President and Chief Financial Officer.

Agrawal, a highly respected global finance and business leader with more than 20 years of business experience, most recently served as Western Union Executive Vice President and Interim Chief Financial Officer, after previously holding the position of President of Western Union Business Solutions from 2011 through 2013.

“Raj brings to the CFO role a strong combination of global financial, business and operational experience with an excellent track record in finance, capital markets, strategy, and investor relations,” said Western Union President and Chief Executive Officer, Hikmet Ersek. “As Western Union continues to transform, the Board and I have been fortunate to work closely with Raj and believe his financial acumen, global mind-set, experience, integrity, and passion for our business are key for the role.”

Agrawal, 49, joined Western Union in 2006 as Treasurer and also has served as Senior Vice President Finance for Europe, Middle East, Africa and Asia Pacific. Prior to joining Western Union, Agrawal held senior financial roles at Deluxe Corporation and General Mills, and he began his career at General Motors and later the Chrysler Corporation.

“I firmly believe in the Western Union business model and remain confident in its potential,” said Agrawal. “I look forward to continuing to work closely with Hikmet, the Western Union Board of Directors, our employees, and all of our stakeholders to drive long-term profitable growth in our business.”

Agrawal, born in India, has a broad international background, with working experience in Austria, Canada, the United Kingdom and the United States. He holds an MBA from Columbia University.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of March 31, 2014, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of over 500,000 agent locations in 200 countries and territories and over 100,000 ATMs. In 2013, The Western Union Company completed 242 million consumer-to-consumer transactions worldwide, moving $82 billion of principal between consumers, and 459 million business payments. For more information, visit www.westernunion.com.

Western Union Contacts:

Dan Díaz, Media	Mike Salop, Investors
+1 (720) 332-5564	+1 (720) 332-8276
daniel.diaz@WesternUnion.com	mike.salop@WesternUnion.com

WU-G, WU-F